Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Audible, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-91107 and 333-110210) on Form S-8, (Nos. 333-45470, 333-119610 and 333-120588) on Form S-3 and (No. 333-85286) on Forms S-3 and S-3/A of Audible, Inc. of our report dated March 29, 2005, with respect to the balance sheets of Audible, Inc. as of December 31, 2003 and 2004, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Audible, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

March 29, 2005